UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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STRATEGIC STORAGE TRUST II, INC.

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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STRATEGIC STORAGE TRUST II, INC.

10 Terrace Road

Ladera Ranch, California 92694

PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 12, 2018

To the Stockholders of Strategic Storage Trust II, Inc.:

I am pleased to invite you to the annual meeting of stockholders of Strategic Storage Trust II, Inc. The annual meeting will be held on June 12, 2018 at 10:30 a.m. (PDT), at Disney’s Grand Californian Hotel & Spa, the Wisteria Meeting Room, 1600 Disneyland Drive, Anaheim, California 92802 for the following purposes:

1.	to elect five directors, each for a term of one year;

2.	to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2018; and

3.	to conduct such other business as may properly come before the annual meeting or any adjournment thereof.

Our board of directors has fixed March 30, 2018 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment thereof. Only record holders of common stock, consisting of either Class A shares or Class T shares, at the close of business on the record date are entitled to notice of and to vote at the annual meeting.

For further information regarding the matters to be acted upon at the annual meeting, I urge you to carefully read the accompanying proxy statement. If you have questions about these proposals or would like additional copies of the proxy statement, please contact Nicholas Look via mail at 10 Terrace Road, Ladera Ranch, California 92694 or via telephone at (877) 327-3485.

Whether you own a few or many shares and whether you plan to attend in person or not, it is important that your shares be voted on matters that come before the annual meeting. None of our stockholders own more than 10% of our outstanding shares, so every stockholder’s vote is important to us. To make voting easier for you, you may vote your shares by proxy in one of three ways: (1) by marking your votes on the enclosed proxy card, signing and dating it, and mailing it in the envelope provided; (2) by completing a proxy card at www.proxypush.com/SSTII; or (3) by telephone at 1-866-291-7284. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the recommendations of our board of directors.

You are cordially invited to attend the annual meeting and are encouraged to attend in person. If you cannot attend in person, please vote by proxy using one of the three prescribed methods. Your vote is very important.

By Order of the Board of Directors,

/s/ H. Michael Schwartz
H. Michael Schwartz
Chairman of the Board of Directors
and Chief Executive Officer

Ladera Ranch, California

April 16, 2018

STRATEGIC STORAGE TRUST II, INC.

10 Terrace Road

Ladera Ranch, California 92694

PROXY STATEMENT

Introduction

The accompanying proxy, mailed together with this proxy statement, is solicited by and on behalf of the board of directors of Strategic Storage Trust II, Inc. (which we refer to in this proxy statement as the “Company”) for use at the annual meeting of our stockholders and at any adjournment or postponement thereof. References in this proxy statement to “we,” “us,” “our” or like terms also refer to the Company. The mailing address of our principal executive offices is 10 Terrace Road, Ladera Ranch, California 92694. We expect to mail this proxy statement and the accompanying proxy to our stockholders on or about April 16, 2018. Our 2017 Annual Report to Stockholders will be mailed on the same date.

QUESTIONS AND ANSWERS

Q:	When and where will the annual meeting be held?

A:	Our 2018 annual meeting of stockholders will be held on June 12, 2018 at 10:30 a.m. (PDT). The meeting will be held at Disney’s Grand Californian Hotel & Spa, the Wisteria Meeting Room, 1600 Disneyland Drive, Anaheim, California 92802.

Q:	What is the purpose of the meeting?

A:	At the meeting, you will be asked to:

•	elect five directors for one-year terms expiring in 2019;

•	ratify the appointment of BDO USA, LLP (“BDO”) as our independent registered public accounting firm for the year ending December 31, 2018; and

•	conduct such other business as may properly come before the annual meeting or any adjournment thereof.

Our board of directors is not aware of any matters that may be acted upon at the meeting other than the matters set forth in the first two bullet points listed above.

Q:	Who can vote at the meeting?

A:	Stockholders of record, consisting of holders of either Class A shares or Class T shares, on March 30, 2018, the record date, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they hold on that date. As of the record date, we had approximately 57 million shares of common stock issued, outstanding and eligible to vote.

Q:	How many votes do I have?

A:	Each outstanding Class A share and Class T share entitles its holder to cast one vote with respect to each matter to be voted upon at the annual meeting.

Q:	How can I vote?

A:	You may vote in person at the meeting or by proxy. Stockholders have the following three options for submitting their votes by proxy:

•	via mail, by completing, signing, dating and returning your proxy card in the enclosed envelope;

•	via the Internet at www.proxypush.com/SSTII; or

•	via telephone at 1-866-291-7284.

Regardless of whether you plan to attend the annual meeting, we encourage you to vote by proxy in accordance with one of the methods described above. None of our stockholders own more than 10% of our outstanding shares, so every stockholder’s vote is important to us. If you vote by proxy, you may still attend the annual meeting and vote in person. If you do so, any previous votes that you submitted, whether by mail, the Internet or telephone, will be superseded by the vote that you cast at the annual meeting.

Q:	How will my proxy be voted?

A:	Shares represented by valid proxies will be voted in accordance with the directions given on the relevant proxy card. If a proxy card is signed and returned without any directions given, the individuals named on the card as proxy holders will vote in accordance with the recommendations of our board of directors as to (1) the election of directors and (2) the ratification of the appointment of BDO as our independent registered public accounting firm for the year ending December 31, 2018.

If other matters requiring the vote of our stockholders come before the meeting, it is the intention of the persons named in the proxy card to vote the proxies held by them in accordance with their best judgment in such matters.

Q:	What are the board of directors’ voting recommendations?

A:	Our board of directors recommends that you vote:

•	“FOR” each of the nominees to our board of directors; and

•	“FOR” the ratification of BDO as our independent registered public accounting firm for the year ending December 31, 2018.

Q:	How can I change my vote or revoke my proxy?

A:	You have the unconditional right to revoke your proxy at any time prior to the voting thereof by submitting a later-dated proxy (via mail, the Internet or telephone), by attending the annual meeting and voting in person or by written notice addressed to: Strategic Storage Trust II, Inc., Attention: Nicholas Look, 10 Terrace Road, Ladera Ranch, California 92694.

To be effective, a proxy revocation must be received by us at or prior to the annual meeting.

Q:	What vote is required to approve each proposal?

A:	Election of Directors. Each director is elected by the affirmative vote of stockholders holding a majority of shares entitled to vote who are present in person or by proxy at the annual meeting, if a quorum is present. Votes are cast either in person or by proxy. There is no cumulative voting in the election of our directors. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote.

Ratification of Appointment of Independent Accounting Firm. The appointment of BDO as our independent registered public accounting firm for the year ending December 31, 2018 is ratified by the affirmative vote of stockholders holding a majority of shares entitled to vote who are present in person or by proxy at the annual meeting, if a quorum is present. Votes are cast either in person or by proxy. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote. In the event this matter is not ratified by our stockholders, the Audit Committee will reconsider whether or not to retain BDO as our independent registered public accounting firm at its next scheduled meeting.

Q:	What constitutes a “quorum”?

A:	The presence at the annual meeting, in person or represented by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum. There must be a quorum for a meeting to be held. Abstentions and broker non-votes will be counted as present for the purpose of establishing a quorum; however, abstentions and broker non-votes will not be counted as votes cast.

Q:	Who will bear the costs of soliciting votes for the meeting?

A:	We will bear the entire cost of the solicitation of proxies from our stockholders. We have retained Mediant, Inc. to assist us in connection with the solicitation of proxies for the annual meeting. Mediant, Inc. will be paid fees of approximately $36,000, plus out-of-pocket expenses, for its basic solicitation services, which include review of proxy materials, dissemination of broker search cards, distribution of proxy materials, solicitation of brokers, banks, and institutional holders, and delivery of executed proxies. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors and officers who will not receive any additional compensation for such solicitation activities. We also expect to incur approximately $31,000 in expenses related to printing of these proxy materials and our annual report. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to our stockholders.

Q:	What if I receive only one set of proxy materials although there are multiple stockholders at my address?

A:	The Securities and Exchange Commission (the “SEC”) has adopted a rule concerning the delivery of documents filed by us with the SEC, including proxy statements and annual reports to stockholders, which allows us to send a single annual report or proxy statement to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family. This procedure is referred to as “householding.” This rule benefits both you and us. It reduces the volume of duplicate information received at your household and helps us reduce expenses. Each stockholder subject to householding will continue to receive a separate proxy card or voting instruction card.

We will promptly deliver, upon written or oral request, a separate copy of our annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy was previously delivered. If you received a single set of disclosure documents this year, but you would prefer to receive your own copy, you may direct requests for separate copies to Strategic Storage Trust II, Inc., Attention: Nicholas Look, 10 Terrace Road, Ladera Ranch, California 92694 or call us at (877) 327-3485. Also, if your household currently receives multiple copies of disclosure documents and you would like to receive just one set, please contact us at the same address and phone number.

Q:	How do I submit a stockholder proposal for next year’s annual meeting or proxy materials, and what is the deadline for submitting a proposal?

A:	In order for a stockholder proposal to be properly submitted for presentation at our 2019 annual meeting, we must receive written notice of the proposal at our executive offices during the period beginning on December 17, 2018 and ending January 16, 2019. If you wish to present a proposal for inclusion in the proxy materials for next year’s annual meeting, we must receive written notice of your proposal at our executive offices no later than December 17, 2018. All proposals must contain the information specified in, and otherwise comply with, our bylaws. Proposals should be sent via registered, certified or express mail to: Strategic Storage Trust II, Inc., Attention: James Berg, Assistant Secretary, 10 Terrace Road, Ladera Ranch, California 92694. For additional information, see the “Stockholder Proposals” section in this proxy statement.

Q:	Who do I call if I have questions about the meeting?

A:	We have retained Mediant, Inc. to assist with the proxy process. If you have any questions related to the annual meeting or voting your proxy, you can call Mediant and talk to a live proxy representative toll free at 1-844-371-1439 with any proxy related questions.

CERTAIN INFORMATION ABOUT MANAGEMENT

Board of Directors

General

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. Our board of directors is responsible for the management and control of our affairs. Our board of directors consists of H. Michael Schwartz, our Chief Executive Officer and Chairman of our board of directors, Paula Mathews, our Executive Vice President and Secretary, and three independent directors, Timothy S. Morris, David J. Mueller and Harold “Skip” Perry, each of whom have been nominated by our board of directors for re-election to serve until our 2019 annual meeting of stockholders or until his or her successor is elected and qualified. For more detailed information on our directors, see the “Executive Officers and Directors” section below. Our board of directors has formed the following three committees: the Audit Committee; the Nominating and Corporate Governance Committee; and the Compensation Committee.

Leadership Structure

H. Michael Schwartz serves as the Chairman of our board of directors, as well as our Chief Executive Officer. Our board of directors periodically monitors the potential benefits and consequences of splitting the roles of Chairman and principal executive officer, but has determined that, at this time, it is appropriate and in our best interest for such roles to remain vested in one person due to our current size, the size of our board of directors and the participation of our three independent directors in the oversight of our operations and strategy. Our board of directors does not have a lead independent director, as we believe that the current size of our board of directors permits each of our independent directors to actively participate in this oversight role. As we grow in size, our board of directors will continue to evaluate the appropriateness of splitting the roles of Chairman and principal executive officer and creating a lead independent director position.

Meetings of our Board of Directors

During 2017, our board of directors held eight meetings, including one joint meeting with the Nominating and Corporate Governance Committee. Each of our directors attended all eight meetings.

Director Independence

While our shares are not listed for trading on any national securities exchange, as required by our charter, a majority of the members of our board of directors and each committee of our board of directors are “independent” as determined by our board of directors by applying the definition of “independent” adopted by the New York Stock Exchange (NYSE), consistent with the North American Securities Administrators Association’s Statement of Policy Regarding Real Estate Investment Trusts and applicable rules and regulations of the SEC. Our board of directors has determined that Messrs. Morris, Mueller and Perry all meet the relevant definition of “independent.”

Stockholder Communications with Directors

We have established several means for stockholders to communicate concerns to our board of directors. If the concern relates to our financial statements, accounting practices or internal controls, the concerns should be submitted in writing to the Chairman of the Audit Committee of our board of directors in care of our Secretary at our headquarters address. If the concern relates to our governance practices, business ethics or corporate conduct, the concern should be submitted in writing to the Chairman of the Nominating and Corporate Governance Committee of our board of directors in care of our Secretary at our headquarters address. If a stockholder is uncertain as to which category his or her concern relates, he or she may communicate it to any one of the independent directors in care of our Secretary. All concerns submitted in care of our Secretary will be delivered to the appropriate independent director based upon our Secretary’s determination.

Though we have no formal policy on the matter, we encourage all of the members of our board of directors to attend our annual meeting of stockholders.

Risk Management Role

As part of its oversight role, our board of directors actively supervises the members of our management that are directly responsible for our day-to-day risk management, including our Chief Financial Officer and Treasurer. The board’s risk management role has no impact on its leadership structure. The Audit Committee of our board of directors, which consists of our three independent directors, annually reviews with management our policies with respect to risk assessment and risk management, particularly in the areas of insurance, regulatory compliance, financial risk management, investments and due diligence, and capital flow.

Code of Ethics

Our board of directors adopted an amended Code of Ethics and Business Conduct on June 9, 2016 (the “Code of Ethics”), which contains general guidelines applicable to our executive officers, including our principal executive officer, principal financial officer and principal accounting officer, our directors and employees and officers of our advisor, Strategic Storage Advisor II, LLC (“Advisor”), and its affiliates who perform material functions for us. We adopted our Code of Ethics with the purpose of promoting the following: (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (2) full, fair, accurate, timely and understandable disclosure in reports and documents that we file with or submit to the SEC and in other public communications made by us; (3) compliance with applicable laws and governmental rules and regulations; (4) the prompt internal reporting of violations of the Code of Ethics to our Code of Ethics Compliance Officer; and (5) accountability for adherence to the Code of Ethics. A copy of the Code of Ethics is available in the “About SST2 - Governance Documents” section of our website located at www.strategicreit.com/about-sst2/governance-documents.

Audit Committee

General

Our board of directors adopted a charter for the Audit Committee on December 20, 2013 (the “Audit Committee Charter”). A copy of our Audit Committee Charter is available in the “About SST2—Governance Documents” section of our website located at www.strategicreit.com/about-sst2/governance-documents. The Audit Committee assists our board of directors by: (1) selecting an independent registered public accounting firm to audit our annual financial statements; (2) reviewing with the independent registered public accounting firm the plans and results of the audit engagement; (3) approving the audit and non-audit services provided by the independent registered public accounting firm; (4) reviewing the independence of the independent registered public accounting firm; and (5) considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Audit Committee Charter and in accordance with current laws, rules and regulations.

The members of the Audit Committee are our three independent directors, Timothy S. Morris, David J. Mueller and Harold “Skip” Perry, with Mr. Mueller currently serving as Chairman of the Audit Committee. Our board of directors has determined that Mr. Mueller satisfies the requirements for an “Audit Committee financial expert” and has designated Mr. Mueller as the audit committee financial expert in accordance with applicable SEC rules. The Audit Committee held six meetings during 2017 and Messrs. Mueller and Perry attended all six meetings. Mr. Morris was appointed to the Audit Committee in June 2017 and attended the four Audit Committee meetings held after his appointment.

Relationship with Principal Auditor

Overview

On the recommendation of the Audit Committee, our board of directors has appointed BDO as our independent registered public accounting firm (“independent auditor”), for the year ending December 31, 2018. Although stockholder ratification of the appointment of our independent auditor is not required by our bylaws or otherwise, we are submitting the selection of BDO to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the Audit Committee reserves the right to select a new independent auditor at any time in the future in its discretion if it deems such decision to be in the best interests of the Company and its stockholders. Any such decision would be disclosed to our stockholders in accordance with applicable securities laws. If our stockholders do not ratify the Audit Committee’s selection, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of our independent registered public accounting firm.

Representatives of BDO are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire. The representatives will also be available to respond to appropriate questions from our stockholders.

Change in Principal Auditor

CohnReznick LLP (“CohnReznick”), an independent registered public accounting firm, audited our consolidated financial statements from January 8, 2013 (date of inception) through its dismissal on August 29, 2017. The dismissal of CohnReznick was approved by our Audit Committee. CohnReznick’s audit report on our financial statements for each of the fiscal years ended December 31, 2016 and 2015 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2016 and 2015, and the subsequent interim period through August 29, 2017, there were no (a) disagreements (as that term is used in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act and the related instructions to that Item) with CohnReznick on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of CohnReznick, would have caused CohnReznick to make reference to the subject matter of the disagreement in its report on our financial statements for such period, or (b) “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

We provided CohnReznick with a copy of this disclosure in connection with the filing of a Current Report on Form 8-K filed with the SEC on September 1, 2017 and requested that CohnReznick furnish us with a letter addressed to the SEC stating whether or not CohnReznick agreed with such disclosure or, if not, stating the respects in which it does not agree. We received the requested letter from CohnReznick wherein it confirmed their agreement with the disclosure above as it relates to CohnReznick. A copy of the letter from CohnReznick was filed as Exhibit 16.1 with such Form 8-K.

On August 29, 2017, the Audit Committee approved and authorized us to engage BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2017, effective immediately. During the fiscal years ended December 31, 2016 and 2015, and the subsequent interim period through August 29, 2017, neither we nor anyone on our behalf consulted with BDO regarding (1) the application of accounting principles to a specified transaction, either completed or proposed, (2) the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided that BDO concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue, or (3) any matter that was either the subject of a “disagreement” or a “reportable event” as such terms are defined in Items 304(a)(1)(iv) and 304(a)(1)(v), respectively, of Regulation S-K under the Exchange Act (there being none).

For the period from August 29, 2017 to December 31, 2017, BDO served as our independent registered public accounting firm and provided us certain other services.

Pre-Approval Policies

The Audit Committee Charter imposes a duty on the Audit Committee to pre-approve all auditing services performed for the Company by our independent auditor, as well as all permitted non-audit services (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditor’s independence. In determining whether or not to pre-approve services, the Audit Committee considers whether the service is permissible under applicable SEC rules. The Audit Committee may, in its discretion, delegate one or more of its members the authority to pre-approve any services to be performed by our independent auditor, provided such pre-approval is presented to the full Audit Committee at its next scheduled meeting.

All services rendered by BDO and CohnReznick for the year ended December 31, 2017 were pre-approved in accordance with the policies set forth above.

Fees to Principal Auditor

The Audit Committee reviewed the audit and non-audit services performed by BDO and CohnReznick, as well as the fees charged by BDO and CohnReznick for such services. The aggregate fees for professional accounting services provided by BDO and CohnReznick, including the audit of our annual financial statements, for the years ended December 31, 2017 and 2016, respectively, are set forth in the table below.

	BDO USA, LLP For the Year Ended December 31, 2017	CohnReznick, LLP For the Year Ended December 31, 2017	CohnReznick LLP for the Year Ended December 31, 2016
Audit Fees	$141,888	$61,500	$214,601
Audit-Related Fees	—	30,000	37,000
Tax Fees	—	25,500	858
All Other Fees	—	—	—

Total	$141,888	$117,000	$252,459

For purposes of the preceding table, the professional fees are classified as follows:

•	Audit Fees – These are fees for professional services performed for the audit of our annual financial statements and the required review of our quarterly financial statements and other procedures performed by the independent auditors to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements, and services that generally only an independent auditor reasonably can provide, such as services associated with filing registration statements, periodic reports and other filings with the SEC.

•	Audit-Related Fees – These are fees for assurance and related services that traditionally are performed by an independent auditor, such as due diligence related to acquisitions and dispositions, audits related to acquisitions, attestation services that are not required by statute or regulation, internal control reviews and consultation concerning financial accounting and reporting standards.

•	Tax Fees – These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning and tax advice, including federal, state and local issues. Such services may also include assistance with tax audits and appeals before the Internal Revenue Service (IRS) and similar state and local agencies, as well as federal, state and local tax issues related to due diligence.

•	All Other Fees – These are fees for other permissible work performed that do not meet one of the above-described categories.

Audit Committee Report

Pursuant to the Audit Committee Charter adopted by the board of directors of the Company, the Audit Committee’s primary function is to assist the board of directors in fulfilling its oversight responsibilities by overseeing the independent auditors, the audit and financial reporting process and the system of internal control over financial reporting that management has established and by reviewing the financial information to be provided to the Company’s stockholders and others. The Audit Committee is composed of three independent directors and met six times during the year ended December 31, 2017. Management of the Company has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. In addition, the independent auditors devote more time and have access to more information than does the Audit Committee. Accordingly, the Audit Committee’s role does not provide any special assurances with regard to the financial statements of the Company, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.

In this context, in fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2017 included in the Company’s Annual Report on Form 10-K with management, including a discussion of the quality and acceptability of the financial reporting and controls of the Company, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee discussed with the Company’s independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and acceptability of the financial reporting and such other matters as are required to be discussed with the Audit Committee under PCAOB Auditing Standard No. 1301, “Communications with Audit Committees.” The Audit Committee also received the written disclosures and the letter from the Company’s independent auditor required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

The Audit Committee discussed with the independent auditors the overall scope and plans for their audit. The Audit Committee meets periodically with the independent auditors, with and without management present, to discuss the results of their examinations and the overall quality of the financial reporting of the Company.

In reliance on these reviews and discussions, the Audit Committee recommended to our board of directors that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC. Our board of directors subsequently accepted the Audit Committee’s recommendation and approved the Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

David J. Mueller (Chairman)
Timothy S. Morris
Harold “Skip” Perry

March 19, 2018

The preceding Audit Committee Report to stockholders is not “soliciting material” and is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

General

Our board of directors ratified the Nominating and Corporate Governance Committee’s adoption of its charter on December 20, 2013 (the “Nominating and Corporate Governance Committee Charter”). A copy of our Nominating and Corporate Governance Committee Charter is available in the “About SST2 - Governance Documents” section of our website located at www.strategicreit.com/about-sst2/governance-documents. The Nominating and Corporate Governance Committee’s primary focus is to assist our board of directors in fulfilling its responsibilities with respect to director nominations, corporate governance, board of directors and committee evaluations and conflict resolutions. The Nominating and Corporate Governance Committee assists our board of directors in this regard by: (1) identifying individuals qualified to serve on our board of directors, consistent with criteria approved by our board of directors, and recommending that our board of directors select a slate of director nominees for election by our stockholders at the annual meeting of our stockholders; (2) developing and implementing the process necessary to identify prospective members of our board of directors; (3) determining the advisability of retaining any search firm or consultant to assist in the identification and evaluation of candidates for membership on our board of directors; (4) overseeing an annual evaluation of our board of directors, each of the committees of our board of directors and management; (5) developing and recommending to our board of directors a set of corporate governance principles and policies; (6) periodically reviewing our corporate governance principles and policies and suggesting improvements thereto to our board of directors; and (7) considering and acting on any conflicts-related matter required by our charter or otherwise permitted by Maryland law where the exercise of independent judgment by any of our directors, who is not an independent director, could reasonably be compromised, including approval of any transaction involving our Advisor or its affiliates. The Nominating and Corporate Governance Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Nominating and Corporate Governance Committee Charter and in accordance with current laws, rules and regulations.

The members of the Nominating and Corporate Governance Committee are our three independent directors, Timothy S. Morris, David J. Mueller and Harold “Skip” Perry, with Mr. Perry serving as Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held eight meetings during 2017, one of which was a joint meeting with the Board. Messrs. Morris, Mueller and Perry attended all eight meetings.

Board of Directors Membership Criteria and Director Selection

The Nominating and Corporate Governance Committee annually reviews with our board of directors the appropriate experience, skills and characteristics required of our directors in the context of the current membership of our board of directors. This assessment includes, in the context of the perceived needs of our board of directors at the time, issues of knowledge, experience, judgment and skills such as an understanding of the real estate industry or brokerage industry or accounting or financial management expertise. Other considerations include the candidate’s independence from conflict with the Company and the ability of the candidate to attend board of directors meetings regularly and to devote an appropriate amount of effort in preparation for those meetings. It also is expected that independent directors nominated by our board of directors are individuals who possess a reputation and hold or have held positions or affiliations befitting a director of a publicly held company and are or have been actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional or academic community.

Though we do not have a formal policy regarding diversity with respect to identifying nominees and overall board composition, our Nominating and Corporate Governance Committee considers the impact of diverse backgrounds and experiences of potential nominees on the effectiveness and quality of our board of directors. As part of its annual review process discussed below, the Nominating and Corporate Governance Committee reviews its own effectiveness in recommending director nominees with diverse backgrounds and experiences relative to any perceived needs in the composition of our board of directors.

While our full board of directors remains responsible for selecting its own nominees and recommending them for election by our stockholders, our board of directors has delegated the screening process necessary to identify qualified candidates to the Nominating and Corporate Governance Committee. Pursuant to our charter, however, the directors must nominate replacements for any vacancies among the director positions.

The Nominating and Corporate Governance Committee annually reviews director suitability and the continuing composition of our board of directors; it then recommends director nominees who are voted on by our full board of directors. In recommending director nominees to our board of directors, the Nominating and Corporate Governance Committee solicits candidate recommendations from its own members, other directors and management of the Company. The Nominating and Corporate Governance Committee will also consider suggestions made by stockholders and other interested persons for director nominees who meet the established director criteria. In order for a stockholder to make a nomination, the stockholder must satisfy the procedural requirements for such nomination as provided in the Company’s bylaws, which include, among other things, providing the nominee’s name, age, address, and ownership of the Company’s stock. Such nominations must also be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

In evaluating the persons nominated as potential directors, the Nominating and Corporate Governance Committee will consider each candidate without regard to the source of the recommendation and take into account those factors that the Nominating and Corporate Governance Committee determines are relevant.

With respect to the current nominees to our board of directors, whose backgrounds and experience are described in greater detail on pages 17-21, our Nominating and Corporate Governance Committee considered all of the factors set forth above in its determination to recommend them for nomination. In particular, in determining to recommend each individual for nomination to our board of directors, our Nominating and Corporate Governance Committee considered (1) H. Michael Schwartz’s active participation in the management of our operations and his experience in the self storage industry, (2) Paula Mathews’ active participation in the management of our operations, (3) Timothy S. Morris’ extensive financial and management experience across multiple organizations over more than 30 years, (4) David J. Mueller’s more than 25 years of financial management experience, and (5) Harold “Skip” Perry’s more than 40 years of financial accounting, management and consulting experience in the real estate industry. In addition, the Nominating and Corporate Governance Committee considered these particular aspects of the backgrounds of Messrs. Morris, Mueller and Perry relative to the needs of the committees of our board of directors in determining to recommend them for nomination.

Corporate Governance

Pursuant to the Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee developed and recommended a set of formal, written guidelines for corporate governance, which were adopted by our full board of directors.

The Nominating and Corporate Governance Committee also, from time to time, reviews the governance structures and procedures of the Company and suggests improvements thereto to our full board of directors. Such improvements, if adopted by the full board of directors, will be incorporated into the written guidelines.

Periodic Evaluations

The Nominating and Corporate Governance Committee conducts an annual evaluation of its own performance and oversees the annual evaluations of our directors, each of the other committees of our board of directors and management.

Conflicts of Interest

The Nominating and Corporate Governance Committee considers and acts upon any conflicts of interest-related matter required by our charter or otherwise permitted by Maryland law where the exercise of independent judgment by any of our directors, who is not an independent director, could reasonably be compromised, including approval of any transaction involving our Advisor or its affiliates. Our independent directors must approve such transactions as fair and reasonable to us and on terms and conditions not less favorable than those available from unaffiliated third parties, based upon standards set forth in our charter and Code of Ethics, as well as applicable laws, rules and regulations.

Conflicts of interest-related matters that the Nominating and Corporate Governance Committee has acted upon or expects to act upon include, but are not limited to, the following:

•	the continuation, renewal or enforcement of agreements with our Advisor and its affiliates, including the following significant agreements:

•	an advisory agreement (“Advisory Agreement”) with our Advisor;

•	property management agreements (“Property Management Agreements”) with our property manager, Strategic Storage Property Management II, LLC (“Property Manager”);

•	a dealer manager agreement (“Dealer Manager Agreement”) with our dealer manager, Select Capital Corporation (“Dealer Manager”);

•	an agreement and plan of merger (the “Toronto Merger Agreement”) that resulted in one of our subsidiaries acquiring five self storage properties located in the Greater Toronto Area from a subsidiary of our Sponsor;

•	property sales;

•	property acquisitions; and

•	other transactions with affiliates.

Compensation Committee

General

We established a Compensation Committee in March 2015. The members of our Compensation Committee are Messrs. Morris, Mueller and Perry, with Mr. Morris serving as Chairman of the Compensation Committee. The primary focus of the Compensation Committee is to assist our board of directors in fulfilling its responsibilities with respect to director compensation. The Compensation Committee assists our board of directors in this regard when necessary by: (1) reviewing and approving our corporate goals with respect to compensation of directors; (2) recommending to our board of directors compensation for all non-employee directors, including board of directors and committee retainers, meeting fees and equity-based compensation; (3) administering and granting equity-based compensation to our Advisor, employees of our Advisor and affiliates based upon recommendations from our Advisor; and (4) setting the terms and conditions of such equity-based compensation in accordance with our Employee and Director Long-Term Incentive Plan (the “Plan”). The Compensation Committee fulfills these responsibilities in accordance with current laws, rules and regulations. The Compensation Committee has concluded that, because the Compensation Committee will only need to address issues related to director compensation while we are an externally advised REIT, a charter is not necessary at the present time. The Compensation Committee will periodically review the need for a charter and, if adopted, will disclose a copy of such charter to our stockholders pursuant to applicable SEC rules.

Compensation Committee Interlocks and Insider Participation

For the year ended December 31, 2017, decisions regarding director compensation were made by our Compensation Committee, consisting of our three independent directors, Messrs. Morris, Mueller and Perry, with Mr. Morris serving as Chairman of the Compensation Committee. The Compensation Committee held two meetings during 2017. Messrs. Morris and Mueller attended both meetings. Mr. Perry was appointed to the Compensation Committee in June 2017 and attended the meeting of the Compensation Committee held after his appointment.

No member of the Compensation Committee served as an officer, director or employee of us or any of our affiliates during 2017, and none of whom had any relationship requiring disclosure by us under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our board of directors or our Compensation Committee during the fiscal year ended December 31, 2017.

Compensation Discussion and Analysis – Executive Compensation

The following executive officers are the Company’s “Named Executive Officers” for the fiscal year ended December 31, 2017:

•	H. Michael Schwartz, Chief Executive Officer;

•	Michael S. McClure, President;

•	Matt F. Lopez, Chief Financial Officer and Treasurer;

•	Paula Mathews, Executive Vice President and Secretary; and

•	James L. Berg, Assistant Secretary.

We do not directly compensate our executive officers, including our Named Executive Officers, for services rendered to us. We do not currently intend to pay any compensation directly to our executive officers. As a result, we do not have, and the Compensation Committee has not considered, a compensation policy or program for our executive officers. If we determine to compensate our executive officers directly in the future, the Compensation Committee will review all forms of compensation to our executive officers and approve all equity-based awards to our executive officers.

A majority of our executive officers also are officers of our Advisor and its affiliates, and are compensated by such entities for their services to us. We pay these entities fees and reimburse expenses pursuant to our Advisory Agreement. For the year ended December 31, 2017, these reimbursements to our Advisor include reimbursements of a portion of the salaries of our Named Executive Officers for time they spent on matters connected to our public offering (the “Offering”) totaling approximately $32,000. Of this amount, none was attributed to H. Michael Schwartz, $12,000 was attributed to Michael S. McClure, $13,000 was attributed to Matt F. Lopez, $2,000 was attributed to Paula Mathews, and $4,000 was attributed to James L. Berg. Our Offering closed on January 9, 2017 and we do not intend to continue these reimbursements for time our Named Executive officers spent on matters connected to the Offering.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis – Executive Compensation set forth above be included in this proxy statement.

Timothy S. Morris (Chairman)
David J. Mueller
Harold “Skip” Perry

March 19, 2018

The preceding Compensation Committee Report to stockholders is not “soliciting material” and is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Director Compensation for the Year Ended December 31, 2017

Summary

The following table provides a summary of the compensation earned by or paid to our directors for the year ended December 31, 2017:

Name	Fees Earned or Paid in Cash		Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation	Total
H. Michael Schwartz	$—		$—	$—	$—	$—	$—	$—
Paula Mathews	$—		$—	$—	$—	$—	$—	$—
William H. Brownfield(2)	$63,250	(3)	$—	$—	$—	$—	$—	$63,250
Timothy S. Morris	$79,500	(4)	$25,550	$—	$—	$—	$—	$105,050
David J. Mueller	$82,250	(5)	$25,550	$—	$—	$—	$—	$107,800
Harold “Skip” Perry	$81,500	(6)	$25,550	$—	$—	$—	$—	$107,050

(1)	This column represents the full grant date fair value in accordance with FASB ASC Topic 718.
(2)	Mr. Brownfield served as an independent director until he resigned on March 31, 2017.
(3)	Amount includes total fees earned or paid during the year ended December 31, 2017, of which $9,250 was earned during the year ended December 31, 2016.
(4)	Amount includes total fees earned or paid during the year ended December 31, 2017, of which $9,000 was earned during the year ended December 31, 2016, and $3,000 was paid during 2018.
(5)	Amount includes total fees earned or paid during the year ended December 31, 2017, of which $9,500 was earned during the year ended December 31, 2016, and $3,500 was paid during 2018.
(6)	Amount includes total fees earned or paid during the year ended December 31, 2017, of which $9,750 was earned during the year ended December 31, 2016, and $3,000 was paid during 2018.

As noted above, the Compensation Committee assists our board of directors in fulfilling its responsibilities with respect to employee, officer and director compensation. Because we do not have any employees and our executive officers do not receive any compensation directly from us, these responsibilities are limited to setting director compensation and administering the Plan. Our non-director officers have no role in determining or recommending director compensation. Directors who are also officers of the Company do not receive any special or additional remuneration for services on our board of directors or any of its committees. Each non-employee independent director received compensation for services on our board of directors and its committees as provided below.

Cash Compensation to Directors

Each of our independent directors was entitled to a retainer of $45,000 per year plus $1,500 for each board or board committee meeting the director attends in person or by telephone ($1,750 for attendance of any committee of the board at each committee meeting in which they are a chairperson). In the event there are multiple meetings of the board and one or more committees in a single day, the fees are limited to $3,000 per day ($3,500 for the chairperson of the Audit Committee if there is a meeting of such committee).

For the year ended December 31, 2017, the directors earned an aggregate of $269,000.

All directors will receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors.

Employee and Director Long-Term Incentive Plan Awards

Pursuant to the Plan, we issued 2,500 shares of restricted stock to each independent director, which vest ratably over a period of four years from the date such initial award was awarded to the independent directors (the “Initial Restricted Stock Awards”). We also issued additional awards of 2,500 shares of restricted stock to each independent director upon each of their re-elections to our board of directors, which vest ratably over a period of four years from the date of re-election (the “Annual Restricted Stock Awards”). Mr. Mueller has received a total of 7,500 shares of restricted stock of which 2,188 shares have vested as of December 31, 2017. Mr. Morris and Mr. Perry have each received a total of 6,250 shares of restricted stock of which 938 shares have vested each as of December 31, 2017. Mr. Brownfield had received a total of 3,750 shares of restricted stock of which 938 shares had vested as of December 31, 2016. As a result of Mr. Brownfield’s resignation from our board of directors on March 31, 2017, no additional shares of his restricted stock will vest. Both the Initial Restricted Stock Awards and the Annual Restricted Stock Awards are subject to a number of other conditions set forth in such awards.

The Plan was approved and adopted prior to the commencement of the Offering in order to (1) provide incentives to individuals who are granted awards because of their ability to improve our operations and increase profits; (2) encourage selected persons to accept or continue employment with us or with our Advisor or its affiliates that we deem important to our long-term success; and (3) increase the interest of our independent directors in our success through their participation in the growth in value of our stock. Pursuant to the Plan, we may issue options, stock appreciation rights, distribution equivalent rights and other equity-based awards, including, but not limited to, restricted stock.

The total number of shares of our Class A common stock reserved for issuance under the plan is equal to 10% of our outstanding shares of Class A and Class T common stock at any time, net of any shares already issued under the plan, but not to exceed 10,000,000 shares in the aggregate. As of December 31, 2017, there were approximately 5.7 million shares available for issuance under the Plan. The term of the Plan is 10 years. Upon our earlier dissolution or liquidation, reorganization, merger or consolidation with one or more corporations as a result of which we are not the surviving corporation, or sale of all or substantially all of our properties, the Plan will terminate, and provisions will be made for the assumption by the successor corporation of the awards granted under the Plan or the replacement of such awards with similar awards with respect to the stock of the successor corporation, with appropriate adjustments as to the number and kind of shares and exercise prices. Alternatively, rather than providing for the assumption of such awards, the board of directors may either (1) shorten the period during which awards are exercisable, or (2) cancel an award upon payment to the participant of an amount in cash that the Compensation Committee determines is equivalent to the fair market value of the consideration that the participant would have received if the participant exercised the award immediately prior to the effective time of the transaction.

In the event our board of directors or Compensation Committee determines that any distribution, recapitalization, stock split, reorganization, merger, liquidation, dissolution or sale, transfer, exchange or other disposition of all or substantially all of our assets, or other similar corporate transaction or event, affects our stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an award, then the board of directors or Compensation Committee shall, in such manner as it may deem equitable, adjust the number and kind of shares or the exercise price with respect to any award.

Executive Officers and Directors

Included below is certain information regarding our executive officers and directors. All of our directors, including our three independent directors, have been nominated for re-election at the 2018 annual meeting of stockholders. All of our executive officers serve at the pleasure of our board of directors.

Name	Age	Position(s)	Period with Company
H. Michael Schwartz	51	Chairman of the Board of Directors and Chief Executive Officer	1/2013 — present
Paula Mathews	66	Executive Vice President, Secretary and Director	1/2013 — present
Michael S. McClure	55	President	1/2013 — present
Matt F. Lopez	40	Chief Financial Officer and Treasurer	11/2014 — present
Wayne Johnson	60	Chief Investment Officer	1/2013 — present
Ken Morrison	51	Chief Operations Officer	1/2013 — present
James L. Berg	65	Assistant Secretary	1/2013 — present
David J. Mueller	65	Independent Director	10/2013 — present
Timothy S. Morris	57	Independent Director	1/2016 — present
Harold “Skip” Perry	71	Independent Director	1/2016 — present

H. Michael Schwartz. Mr. Schwartz is the Chairman of our board of directors and our Chief Executive Officer. Mr. Schwartz has been an officer and director since our initial formation in January 2013. Mr. Schwartz was appointed Chief Executive Officer of our Advisor in January 2013. Mr. Schwartz served as our President and the President of our Advisor from January 2013 through January 2017. Mr. Schwartz is also the Chief Executive Officer of SmartStop Asset Management, LLC (our “Sponsor”). He served as President of our Sponsor from August 2007 through January 2017. Mr. Schwartz also served as Chief Executive Officer, President, and Chairman of SmartStop Self Storage, Inc. (“SmartStop Self Storage”), our prior sponsor, from August 2007 until the merger of SmartStop Self Storage with Extra Space Storage, Inc. (“Extra Space”) on October 1, 2015. He also serves as Chief Executive Officer and Chairman of Strategic Storage Growth Trust, Inc. (“SSGT”) and Strategic Storage Trust IV, Inc. (“SST IV”), public non-traded self storage REITs sponsored by our Sponsor. Since February 2008, Mr. Schwartz has also served as Chief Executive Officer and President of Strategic Storage Holdings, LLC

(“SSH”). He was appointed President of Strategic Capital Holdings, LLC in July 2004. Previously, he held the positions of Vice Chairman or Co-President of U.S. Advisor from July 2004 until April 2007. He has more than 26 years of real estate, securities and corporate financial management experience. His real estate experience includes international investment opportunities, including self storage acquisitions in Canada. From 2002 to 2004, Mr. Schwartz was the Managing Director of Private Structured Offerings for Triple Net Properties, LLC (now an indirect subsidiary of Grubb & Ellis Company). In addition, he served on the board of their affiliated broker-dealer, NNN Capital Corp. (subsequently known as Grubb & Ellis Securities, Inc.). From 2000 to 2001, Mr. Schwartz was Chief Financial Officer for Futurist Entertainment, a diversified entertainment company. From 1995 to 2000, he was President and Chief Financial Officer of Spider Securities, Inc. (now Merriman Curhan Ford & Co.), a registered broker-dealer that developed one of the first online distribution outlets for fixed and variable annuity products. From 1990 to 1995, Mr. Schwartz served as the Vice President and Chief Financial Officer of Western Capital Financial (an affiliate of Spider Securities), and from 1994 to 1998 Mr. Schwartz was also President of Palladian Advisors, Inc. (an affiliate of Spider Securities). Mr. Schwartz holds a B.S. in Business Administration with an emphasis in Finance from the University of Southern California.

Paula Mathews. Ms. Mathews has been a member of our board of directors since January 2016 and has served as our Secretary and an Executive Vice President since our formation in January 2013. Ms. Mathews was appointed Executive Vice President of our Advisor in January 2013. Ms. Mathews is an Executive Vice President of our Sponsor. Ms. Mathews served as an Executive Vice President and Assistant Secretary for SmartStop Self Storage, positions she held from August 2007 and June 2011, respectively, until the merger of SmartStop Self Storage with Extra Space on October 1, 2015. Ms. Mathews is also an Executive Vice President and Secretary of SSGT and SST IV. Since January 2008, Ms. Mathews has also served as Secretary for SSH. Since 2005, she has also served as Vice President — Commercial Operations for Strategic Capital Holdings, LLC. Prior to joining Strategic Capital Holdings, LLC, Ms. Mathews was a private consultant from 2003 to 2005 providing due diligence services on the acquisition and disposition of assets for real estate firms. Prior to that, Ms. Mathews held senior level executive positions with several pension investment advisors, including the following: a real estate company specializing in 1031 transactions from 2002 to 2003 where she was the Director of Operations; KBS Realty Advisors from 1995 to 2001 where she was responsible for the management of $600 million in “value added” commercial assets in seven states; TCW Realty Advisors (now CBRE Investors) from 1985 to 1992 as a Senior Vice President where her focus was retail assets within closed end equity funds; and PMRealty Advisors from 1983 to 1985 in a portfolio management role. She began her real estate career in 1977 with The Irvine Company, the largest land holder in Orange County, California, where she held several positions within the Commercial/Industrial Division structuring industrial build-to-suits, ground leases and land sales. Ms. Mathews holds a B.S. degree from the University of North Carolina, Chapel Hill.

Michael S. McClure. Mr. McClure is our President, a position he has held since January 2017. From our initial formation in January 2013 until January 2017, Mr. McClure served as our Chief Financial Officer, Treasurer and Executive Vice President. Mr. McClure is also the President of our Advisor and our Sponsor. Mr. McClure also serves as the President of SSGT and SST IV. From January 2013 until January 2017, Mr. McClure served as the Chief Financial Officer of our Sponsor. From January 2008 through October 1, 2015, Mr. McClure served as Chief Financial Officer and Treasurer of SmartStop Self Storage and served as an Executive Vice President of such entity from June 2011 until the merger of SmartStop Self Storage with Extra Space on October 1, 2015. Mr. McClure is currently President of SSH and was Chief Financial Officer and Treasurer from January 2008 until January 2017. From 2004 to June 2007, Mr. McClure held various positions, including Vice President of Finance, at the North Inland Empire Division of Pulte Homes, Inc. At Pulte Homes, he was responsible for all finance, accounting, human resources and office administration functions. From 2002 to 2004, Mr. McClure was a Director in the Audit Business Advisory Services practice for PricewaterhouseCoopers LLP. From 1985 to 2002, Mr. McClure was with Arthur Andersen LLP, holding various positions including Partner. In his 20 years of experience in the public accounting field, Mr. McClure had extensive experience in the real estate industry working with REITs, homebuilders and land development companies and worked on numerous registration statements and public offerings. He is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. Mr. McClure holds a B.S.B.A. degree from California State University, Fullerton.

Matt F. Lopez. Mr. Lopez is our Chief Financial Officer and Treasurer, positions he has held since January 2017. He also serves as the Chief Financial Officer and Treasurer of our Advisor. Mr. Lopez is responsible for overseeing our budgeting, forecasting and financial management policies, along with directing all SEC and regulatory reporting. He is also the Chief Financial Officer and Treasurer of SST IV. Previously, from October 2015 to January 2017, Mr. Lopez served as a Controller for our Sponsor and was most recently assigned to our accounting, financial management and SEC and regulatory reporting. He also served as a Controller of SmartStop Self Storage from November 2014 until its merger with Extra Space on October 1, 2015. From 2000 to November 2014, Mr. Lopez was with PricewaterhouseCoopers LLP, holding various positions including audit senior manager from 2008 to November 2014. In his 14 years in public accounting, Mr. Lopez had extensive experience in the real estate industry working with REITs, real estate investment funds, homebuilders and land development companies. He is a Certified Public Accountant, licensed in California, and a member of the American Institute of Certified Public Accountants. Mr. Lopez holds a B.A. degree from the University of California, Los Angeles.

Wayne Johnson. Mr. Johnson has been our Chief Investment Officer since June 2015. Prior to that, he served as our Senior Vice President — Acquisitions, focusing on self storage acquisitions, which position he held since our initial formation in January of 2013. Mr. Johnson also serves as the Chief Investment Officer for our Advisor and our Sponsor. Mr. Johnson served as Senior Vice President — Acquisitions for SmartStop Self Storage from August 2007 until January 2015 when he was elected Chief Investment Officer until the merger of SmartStop Self Storage with Extra Space on October 1, 2015. Mr. Johnson also served as Senior Vice President — Acquisitions for Strategic Capital Holdings, LLC beginning in June 2006 and as Senior Vice President — Acquisitions for SSGT from March 2013 until August 2015 when he was elected Chief Investment Officer. Mr. Johnson also serves as the Chief Investment Officer of SST IV. Prior to joining Strategic Capital Holdings, LLC, Mr. Johnson was involved in all aspects of commercial development and leasing, including office, office warehouse, retail and self storage facilities. During such time, Mr. Johnson developed, managed and operated 14 self storage facilities in excess of one million square feet. Mr. Johnson served on the board and is the past President of the Texas Self Storage Association (TSSA), which is the trade organization for self storage development, ownership and management with approximately 3,800 members consisting of storage owners, developers, operators and vendors throughout Texas. Mr. Johnson entered the commercial real estate business in 1979 after graduating from Southern Methodist University with a B.B.A. in Finance and Real Estate.

Ken Morrison. Mr. Morrison is our Chief Operations Officer, a position he has held since December 2017. From January 2013 until December 2017, Mr. Morrison served as our Senior Vice President — Property Management. He is also the President of our Property Manager, a position he has held since its initial formation in March 2013. Mr. Morrison served as Senior Vice President – Property Management of our Sponsor from June 2013 until he was named Chief Operations Officer – Self Storage in October 2017. Mr. Morrison also served as the President of Strategic Storage Property Management, LLC (“SSPM”) beginning in December 2011 and as Senior Vice President – Property Management of SmartStop Self Storage beginning in January 2013 until October 1, 2015 when SmartStop Self Storage merged with Extra Space. Mr. Morrison also serves as the Chief Operations Officer of SSGT and SST IV. From January 2014 until December 2017, Mr. Morrison served as Senior Vice President – Property

Management of SSGT and from June 2016 until December 2017, Mr. Morrison served as Senior Vice President – Property Management of SST IV. Mr. Morrison’s primary responsibility is to oversee property management and sub-property management of our self storage properties, which includes managing the day-to-day activities at our self storage facilities, maintaining and upgrading the properties in our self storage portfolio, and overseeing the Internet and Self Storage Marketing departments of our Sponsor. Previously, Mr. Morrison held several executive management positions with Public Storage from 1998 until November 2011, where he was responsible for the oversight of 300 self storage facilities in 11 states and supervised a staff of 37 district managers. Prior to joining Public Storage, Mr. Morrison spent eight years in management with Safeway. Mr. Morrison has completed coursework at both West Valley College in Saratoga, California and the Center for Creative Leadership in San Diego, California.

James L. Berg. Mr. Berg has been our Assistant Secretary since January 2013. Mr. Berg is also the General Counsel of our Sponsor. Mr. Berg was the Secretary of SmartStop Self Storage from June 2011 until the merger of SmartStop Self Storage with Extra Space on October 1, 2015. Mr. Berg has served as Assistant Secretary of SSGT since January 2014 and as Assistant Secretary of SST IV since June 2016. Since April 2011, Mr. Berg has also served as General Counsel of SSH. Mr. Berg has over 25 years of experience in general business, corporate, securities, venture capital and intellectual property law. From November 2004 to April 2011, he was General Counsel of U.S. Advisor, LLC. During 2004, Mr. Berg was Senior Vice President and General Counsel of LoanCity.com, a wholesale mortgage lender based in San Jose, California. Prior to that, Mr. Berg was a partner in several laws firms in Oakland, California. Mr. Berg received a J.D. (magna cum laude) from the University of Michigan Law School in 1978 and a B.S. (with high distinction) from the University of Michigan Business School in 1975. He is a member of the State Bar of California, Business Law Section.

Timothy S. Morris. Mr. Morris is one of our independent directors and is a member and Chairman of the Compensation Committee and a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Morris previously served as an independent director of SmartStop Self Storage from February 2008 until the merger of SmartStop Self Storage with Extra Space on October 1, 2015. Mr. Morris has more than 30 years of financial and management experience with several international organizations. In March 2014, Mr. Morris assumed a part-time executive position as finance director of Tomorrow’s Company, a London-based global think tank focusing on business leadership. In May 2008, Mr. Morris founded AMDG Worldwide Ltd., a consultancy business for the philanthropic sector. From June 2007 to April 2008, Mr. Morris was the Chief Financial Officer for Geneva Global, Inc., a philanthropic advisor and broker which invests funds into developing countries. Prior to joining Geneva Global, Inc., from 2002 to June 2007, Mr. Morris was the director of corporate services for Care International UK Ltd. where he was responsible for the finance, internal audit, risk management, human resources, legal insurance and information technology functions during the financial turnaround period of that organization. From 2000 to 2002, Mr. Morris was the Controller for Royal Society Mencap, a learning disability charity. From 1996 to 1999, Mr. Morris was the head of global management reporting for Adidas Group AG in Germany and was later the International Controller for Taylor Made Golf Company, Inc., a subsidiary of Adidas Group AG. Prior to 1996, Mr. Morris held various management and senior finance roles within organizations such as the International Leisure Group, Halliburton/KBR and the Bank for International Settlements in Basel, Switzerland. Mr. Morris has his Bachelor of Science in Economics from Bristol University in the United Kingdom, his MBA from the Cranfield School of Management in the United Kingdom, and he is a Chartered Management Accountant (ACMA).

David J. Mueller. Mr. Mueller is one of our independent directors and is a member and Chairman of the Audit Committee and a member of the Compensation Committee and Nominating and Corporate Governance Committee. Mr. Mueller has more than 25 years of financial management experience with several firms in the financial services industry. In June 2009, Mr. Mueller founded his own CPA firm, specializing in consulting, audit, and tax services for small businesses and non-profits, where he continues to serve as Managing Partner. From June 2001 to May 2009, he worked for Manulife Financial Corporation, serving in several capacities including Controller of Annuities and Chief Financial Officer of Distribution for Manulife Wood Logan, where he was heavily involved in the company’s due diligence and subsequent integration with John Hancock Financial Services. Prior to his time with Manulife Financial Corporation, Mr. Mueller served as Chief Financial Officer of Allmerica Financial Services, the insurance and investment arm of Allmerica Financial Corporation. He began his career in the Boston office of Coopers and Lybrand, specializing in financial services, real estate, and non-profits. Mr. Mueller is a CPA and graduated from the University of Wisconsin with a degree in Finance.

Harold “Skip” Perry. Mr. Perry is one of our independent directors and is a member and Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee and Compensation Committee. Mr. Perry previously served as one of our independent directors from October 2013 until June 2014 and served as an independent director of SmartStop Self Storage from February 2008 until the merger of SmartStop Self Storage with Extra Space on October 1, 2015. Mr. Perry has over 40 years of financial accounting, management and consulting experience for domestic and international organizations in the real estate industry. He is currently the Executive Managing Director of Real Globe Advisors, LLC, a commercial real estate advisory firm which he founded. Mr. Perry also held the same position with Real Globe Advisors, LLC from July 2007 to June 2009. From June 2009 to March 2011, he was the Managing Director of Alvarez & Marsal Real Estate Advisory Services. From 1995 to June 2007, Mr. Perry was a national partner in Ernst & Young LLP’s Transactional Real Estate Advisory Services Group and held a number of leadership positions within Ernst & Young. While at Ernst & Young, he handled complex acquisition and disposition due diligence matters for private equity funds and corporate clients, complex real estate portfolio optimization studies, and monetization strategies within the capital markets arena, including valuation of self storage facilities. Prior to 1995, Mr. Perry headed the Real Estate Consulting Practice of the Chicago office of Kenneth Leventhal & Co. Prior to his time with Kenneth Leventhal & Co., Mr. Perry was a senior principal with Pannell Kerr Forester, a national accounting and consulting firm specializing in the hospitality industry. He is a CPA and holds an MAI designation with the Appraisal Institute and a CRE designation with the Counselors of Real Estate. He graduated with a Bachelor of Arts in Russian and Economics from the University of Illinois, and has a Masters of Business Administration with a concentration in finance from Loyola University in Illinois.

STOCK OWNERSHIP

Beneficial Ownership of the Company’s Stock

The following table sets forth, as of March 30, 2018, the amount of our common stock beneficially owned by: (1) any person who is known by us to be the beneficial owner of more than 5% of any class of the outstanding shares of our common stock; (2) each of our directors; (3) each of our executive officers; and (4) all of our directors and executive officers as a group. There was a total of approximately 57 million shares of common stock issued and outstanding as of March 30, 2018.

	Class A Common Stock Beneficially Owned (1)
Name and Address of Beneficial Owner	Number of Shares of Common Stock		Percentage of Class
H. Michael Schwartz, Chairman of the Board of Directors and Chief Executive Officer	100	(2)	*
Paula Mathews, Executive Vice President, Secretary and Director	8,095		*
Michael S. McClure, President	—		—
Matt F. Lopez, Chief Financial Officer and Treasurer	—		—
Wayne Johnson, Chief Investment Officer	—		—
Ken Morrison, Chief Operations Officer	—		—
James L. Berg, Assistant Secretary	—		—
David J. Mueller, Independent Director	2,188		*
Timothy S. Morris, Independent Director	1,761		*
Harold “Skip” Perry, Independent Director	1,761		*

All directors and executive officers as a group	13,905		*

*	Represents less than 1% of our outstanding common stock as of March 30, 2018.
(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities and shares issuable pursuant to options, warrants and similar rights held by the respective person or group that may be exercised within 60 days following March 30, 2018. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(2)	Includes 100 shares owned by Strategic Storage Advisor II, LLC, which is indirectly owned and controlled by Mr. Schwartz.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers and any person beneficially owning more than 10% of our shares to file reports of their ownership and changes in ownership of our shares and to furnish us with copies of all such reports that they file with the SEC. Based solely upon a review of the copies of such reports furnished to us during and with respect to the fiscal year ended December 31, 2017, or written representations that no additional reports were required, to the best of our knowledge, we believe that our directors and officers were in compliance with the reporting requirements of Section 16(a) during 2017 and know of no stockholder who beneficially owned more than 10% of our stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

General

Certain of our executive officers and two of our directors hold ownership interests in and are officers of our Sponsor, our Advisor, our Property Manager, our Dealer Manager and other affiliated entities. As a result, these individuals owe fiduciary duties to these other entities and their owners, which fiduciary duties may conflict with the duties that they owe to our stockholders and us. Their loyalties to these other entities could result in actions or inactions that are detrimental to our business, which could harm the implementation of our investment objectives. Conflicts with our business and interests are most likely to arise from involvement in activities related to: (1) allocation of new investments and management time and services between us and the other entities; (2) our purchase of properties from, or sale of properties to, affiliated entities; (3) the timing and terms of the investment in or sale of an asset; (4) development of our properties by affiliates; (5) investments with affiliates of our Advisor; (6) compensation to our Advisor; and (7) our relationship with our Dealer Manager and Property Manager.

We either were or are a party to agreements giving rise to material transactions between us and our affiliates, including our Advisory Agreement, our Property Management Agreements, our Dealer Manager Agreement and the Toronto Merger Agreement. Our independent directors reviewed the material transactions between us and our affiliates arising out of these agreements during the year ended December 31, 2017. Set forth below is a description of the relevant transactions with our affiliates, which we believe have been executed on terms that are fair to the Company.

Advisory Agreement

SmartStop Asset Management, LLC, our Sponsor, is the sole voting member of our Advisor, Strategic Storage Advisor II, LLC. Certain of our executives, including Mr. Schwartz, serve as officers of our Advisor and our Sponsor.

Our Advisor and its affiliates perform services for us in connection with the offer and sale of our shares and the selection, acquisition and management of our properties pursuant to our Advisory Agreement. The term of our Advisory Agreement will end on January 10, 2019, but may be renewed for an unlimited number of successive one-year periods.

Many of the services performed by our Advisor in managing our day-to-day activities are summarized below. This summary is provided to illustrate the material functions that our Advisor performs for us as our Advisor, and it is not intended to include all of the services that may be provided to us by third parties. Under the terms of the Advisory Agreement, our Advisor undertakes to use its commercially reasonable best efforts to present to us investment opportunities consistent with our investment policies and objectives as adopted by our board of directors. In its performance of this undertaking, our Advisor, either directly or indirectly by engaging an affiliate, performs the following, among other duties and subject to the authority of our board of directors:

•	finding, evaluating, presenting and recommending to us investment opportunities consistent with our investment policies and objectives;

•	serving as our investment and financial advisor and providing research and economic and statistical data in connection with our assets and our investment policies;

•	acquiring properties and making investments on our behalf in compliance with our investment objectives and policies;

•	structuring and negotiating the terms and conditions of our real estate acquisitions, sales or joint ventures;

•	reviewing and analyzing each property’s operating and capital budget;

•	arranging, structuring and negotiating financing and refinancing of properties;

•	performing all operational functions for the maintenance and administration of our assets, including the servicing of mortgages;

•	consulting with our officers and board of directors and assisting the board of directors in formulating and implementing our financial policies;

•	preparing and reviewing on our behalf, with the participation of one designated principal executive officer and principal financial officer, all reports and returns required by the SEC, IRS and other state or federal governmental agencies;

•	providing the daily management and performing and supervising the various administrative functions reasonably necessary for our management and operations; and

•	investigating, selecting, and, on our behalf, engaging and conducting business with such third parties as our Advisor deems necessary to the proper performance of its obligations under the Advisory Agreement.

Organization and offering costs of the Offering were paid by our Advisor on our behalf and reimbursed to our Advisor from the proceeds of the Offering. Organization and offering costs consisted of all expenses (other than sales commissions, dealer manager fees and stockholder servicing fees) paid by us in connection with the Offering, including our legal, accounting, printing, mailing and filing fees, charges of our escrow holder and other accountable offering expenses, including, but not limited to: (i) amounts reimbursed to our Advisor for all marketing related costs and expenses such as salaries and direct expenses of employees of our Advisor and its affiliates in connection with registering and marketing our shares; (ii) technology costs associated with the Offering; (iii) our costs of conducting our training and education meetings; (iv) our costs of attending retail seminars conducted by participating broker-dealers; and (v) payment or reimbursement of bona fide due diligence expenses. Our Advisor was required to reimburse us within 60 days after the end of the month in which the Offering terminated to the extent we paid or reimbursed organization and offering costs (excluding sales commissions, dealer manager fees and stockholder servicing fees) in excess of 3.5% of the gross offering proceeds from the primary offering portion of the Offering (the “Primary Offering”). However, subsequent to the close down of our Primary Offering, we determined that total organization and offering costs did not exceed 3.5% of the gross proceeds received from the Primary Offering, and thus there was no reimbursement.

Our Advisory Agreement also required our Advisor to reimburse us to the extent that organization and offering expenses, including sales commissions, dealer manager fees and stockholder servicing fees, were in excess of 15% of gross proceeds from the Offering. Our Advisor receives acquisition fees equal to 1.75% of the contract purchase price of each property we acquire plus reimbursement of any acquisition expenses the Advisor incurs. Our Advisor also receives a monthly asset management fee equal to one-twelfth of 0.625% of our average invested assets, as defined in our Advisory Agreement.

Under our Advisory Agreement, our Advisor receives disposition fees in an amount equal to the lesser of: (a) 1% of the contract sale price for each property or (b) 50% of the competitive real estate commission for each property we sell as long as our Advisor provides substantial assistance in connection with the sale. Any disposition fee may be paid in addition to real estate commissions paid to non-affiliates, provided that the total real estate commissions (including the disposition fee) paid to all persons for each property does not exceed an amount equal to the lesser of: (i) 6% of the aggregate contract sales price of each property or (ii) the competitive real estate commission for each property. The disposition fee is paid at the time the property is sold. There were no such disposition fees for the year ended December 31, 2017.

Our Advisor may also be entitled to various subordinated distributions under our operating partnership agreement if we (1) list our shares of common stock on a national exchange, (2) terminate our Advisory Agreement, (3) liquidate our portfolio, or (4) enter into an Extraordinary Transaction, as defined in the operating partnership agreement. There were no such distributions for the year ended December 31, 2017.

Our Advisory Agreement provides for reimbursement of our Advisor’s direct and indirect costs of providing administrative and management services to us. Beginning four fiscal quarters after the acquisition of our first real estate asset, our Advisor must pay or reimburse us the amount by which our aggregate annual operating expenses, as defined, exceed the greater of 2% of our average invested assets or 25% of our net income, as defined, unless a majority of our independent directors determine that such excess expenses were justified based on unusual and non-recurring factors. For any fiscal quarter for which total operating expenses for the 12 months then ended exceeds the limitation, we will disclose this fact in our next quarterly report or within 60 days of the end of that quarter and send a written disclosure of this fact to our stockholders. In each case the disclosure will include an explanation of the factors that the independent directors considered in arriving at the conclusion that the excess expenses were justified. For the year ended December 31, 2017, our Advisor paid approximately $1.1 million in operating expenses on our behalf. For the year ended December 31, 2017, we reimbursed approximately $0.8 million in operating expenses to our Advisor, some of which included reimbursements for operating expenses incurred during the year ended December 31, 2016.

Property Management Agreements

SmartStop Asset Management, LLC, our Sponsor, is the sole voting member of Strategic Storage Property Management II, LLC, our Property Manager.

Each of our self storage properties located in the United States is subject to separate property management agreements with our Property Manager, which in turn had entered into sub-property management agreements with Extra Space, which provided on-site management of such properties.

Under the property management agreements in effect from October 1, 2015 through September 30, 2017 for our properties located in the United States, our Property Manager received a monthly management fee of $2,500 or 6% of the gross revenues, whichever was greater, plus reimbursement of the Property Manager’s costs of managing the properties. Extra Space agreed to pay up to $25,000 for each property managed toward the signage and set-up costs associated with converting each property to the Extra Space brand (the “Set-Up Amount”). The property management agreements had a three year term and automatically renewed for successive one year periods thereafter, unless we or our Property Manager provided prior written notice at least 90 days prior to the expiration of the term. In general, if we terminated a property management agreement without cause at any time during its initial three year term, we would have been obligated to pay the Property Manager a termination fee equal to the Set-Up Amount, reduced by 1/36th of the Set-Up Amount for every full month of the term that had elapsed.

The sub-property management agreements between our Property Manager and Extra Space were substantially the same as the property management agreements between us and our Property Manager. Under the sub-property management agreements, our Property Manager paid Extra Space a monthly management fee equal to the greater of $2,500 or 6% of the gross revenues, plus reimbursement of Extra Space’s costs of managing the properties; provided, however that no management fee was due and payable to Extra Space for the months of January and July each year during the term. Extra Space had the exclusive right to offer tenant insurance to the tenants and was entitled to all of the benefits of such tenant insurance. The sub-property management agreements also had a three year term and automatically renewed for successive one year periods thereafter, unless our Property Manager or Extra Space provided prior written notice at least 90 days prior to the expiration of the term. In general, if our Property Manager terminated a sub-property management agreement without cause at any time during its initial three year term it would have been required to pay Extra Space a termination fee equal to the Set-Up Amount, reduced by 1/36th of the Set-Up Amount for every full month of the term that had elapsed.

As of October 1, 2017, our Property Manager terminated each sub-property management agreement with Extra Space, and we amended each of our corresponding property management agreements as described below. To the extent a termination fee would have been owed by any of our property-owning subsidiaries had its corresponding property management agreement with our Property Manager been terminated, each such property-owning subsidiary agreed to pay the termination fee owed by our Property Manager in accordance with its termination of the sub-property management agreements. The aggregate costs incurred in connection with the property management changes were approximately $0.8 million.

In connection with the termination of each sub-property management agreement, each corresponding property management agreement was amended effective as of October 1, 2017. Pursuant to the amended property management agreements, our Property Manager receives: (i) a monthly management fee for each property equal to the greater of $3,000 or 6% of the gross revenues from the properties plus reimbursement of the Property Manager’s costs of managing the properties and (ii) a construction management fee equal to 5% of the cost of construction or capital improvement work in excess of $10,000. In addition, we have agreed with our Property Manager to share equally in the net revenue attributable to the sale of tenant insurance at our properties. The property management agreements have a three year term and automatically renew for successive three year periods thereafter, unless we or our Property Manager provide prior written notice at least 90 days prior to the expiration of the term. After the end of the initial three year term, either party may terminate a property management agreement generally upon 60 days prior written notice. With respect to each new property we acquire for which we enter into a property management agreement with our Property Manager, such property management agreement will have substantially the same terms as described above. In addition, we will also pay our Property Manager a one-time start-up fee in the amount of $3,750.

Our self storage properties located in Canada are subject to separate property management agreements with our Property Manager. Under each agreement, our Property Manager receives a fee for its services in managing our properties, generally equal to the greater of $3,000 or 6% of the gross revenues from the properties plus reimbursement of the Property Manager’s costs of managing the properties. Reimbursable costs and expenses include wages and salaries and other expenses of employees engaged in operating, managing and maintaining our properties. Our Property Manager also receives a one-time fee for each property acquired by us that is managed by our Property Manager in the amount of $3,750. In the event that our Property Manager assists with the development or redevelopment of a property, we pay a separate market-based fee for such services. In addition, our Property Manager is entitled to a construction management fee equal to 5% of the cost of construction or capital improvement work in excess of $10,000. In addition, we agreed with our Property Manager to share net tenant protection plan revenues equally between us and our Property Manager.

Dealer Manager Agreement

Our Sponsor indirectly owns a 15% beneficial non-voting equity interest in Select Capital Corporation, our Dealer Manager.

Our Dealer Manager served as our Dealer Manager pursuant to our Dealer Manager Agreement. The Dealer Manager Agreement terminated upon the termination of our Offering. Our Dealer Manager provided wholesaling, sales promotional and marketing services to us in connection with our Offering. Specifically, our Dealer Manager ensured compliance with SEC rules and regulations and FINRA rules relating to the sale process and participating broker-dealer relationships, assisted in the assembling of prospectus kits, assisted in the due diligence process and ensured proper handling of investment proceeds.

Our Dealer Manager was entitled to a sales commission of up to 7.0% of gross proceeds from sales of Class A Shares and up to 2.0% of gross proceeds from the sales of Class T shares in the Primary Offering and a dealer manager fee up to 3.0% of gross proceeds from sales of both Class A Shares and Class T shares in the Primary Offering. In addition, our Dealer Manager continues to receive an ongoing stockholder servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 1% of the purchase price per share of Class T shares sold in the primary offering portion of the Offering. Our Dealer Manager entered into participating dealer agreements with certain other broker-dealers authorizing them to sell our shares. Upon sale of our shares by such broker-dealers, our Dealer Manager re-allowed all of the sales commissions paid in connection with sales made by these broker-dealers. Our Dealer Manager also re-allowed to these broker-dealers a portion of the 3% dealer manager fee as marketing fees, reimbursement of certain costs and expenses of attending training and education meetings sponsored by our Dealer Manager, payment of attendance fees required for employees of our Dealer Manager or other affiliates to attend retail seminars and public seminars sponsored by these broker-dealers, or to defray other distribution-related expenses. Our Dealer Manager generally re-allows 100% of the stockholder servicing fee to participating broker-dealers, provided, however, that our Dealer Manager does not re-allow the stockholder servicing fee to any registered representative of a participating broker-dealer if such registered representative ceases to serve as the representative for an investor in our Offering.

In accordance with FINRA rules, in no event will our total underwriting compensation, including, but not limited to, sales commissions, stockholder servicing fees, the dealer manager fee and expense reimbursements to our Dealer Manager and participating broker-dealers, exceed 10% of our gross offering proceeds, in the aggregate. We paid additional amounts of gross offering proceeds for bona fide accountable due diligence expenses; however, to the extent the due diligence expenses could not be justified, any excess over actual due diligence expenses are considered underwriting compensation subject to the above 10% limitation and, when aggregated with all other non-accountable expenses may not exceed 3% of gross offering proceeds. We could also reimburse our Advisor for all expenses incurred by our Advisor and its affiliates in connection with the Offering and our organization, but in no event could such amounts exceed (i) 3.5% of the gross offering proceeds raised by us in the terminated or completed Offering (excluding sales commissions and dealer manager fees), or (ii) 15% of the gross offering proceeds raised by us in the terminated or completed Offering (including sales commissions and dealer manager fees). If the organization and offering expenses exceeded such limits, within 60 days after the end of the month in which the offering terminated, our Advisor was required to reimburse us for any excess amounts. FINRA and many states also limited our total organization and offering expenses to 15% of gross offering proceeds. However, subsequent to the termination of our Primary Offering on January 9, 2017, we determined that organization and offering costs did not exceed 3.5% of the gross proceeds from the Primary Offering, and thus there was no reimbursement.

Toronto Merger Agreement

On February 1, 2017, we entered into a definitive Agreement and Plan of Merger (the “Toronto Merger Agreement”) pursuant to which SST II Toronto Acquisition, LLC, a wholly owned and newly formed subsidiary of our Operating Partnership, merged (the “Toronto Merger”) with and into Strategic Storage Toronto Properties REIT, Inc. (“SS Toronto”), a subsidiary of our Sponsor, with SS Toronto surviving the Toronto Merger and becoming a wholly owned subsidiary of our Operating Partnership. In connection with the Toronto Merger, we acquired five self storage properties located in the Greater Toronto Areas of North York, Mississauga, Brampton, Pickering and Scarborough (the “SS Toronto Properties”). The SS Toronto Properties were originally acquired by our Sponsor, through its wholly-owned subsidiary Strategic 1031, LLC, from SmartStop on October 1, 2015 in connection with the Extra Space Merger. Each property is operated under the “SmartStop® Self Storage” brand.

At the effective time of the Toronto Merger, each share of common stock, $0.001 par value per share, of SS Toronto issued and outstanding was automatically converted into the right to receive $11.0651 USD in cash and 0.7311 Class A Units of our Operating Partnership. We paid an aggregate of approximately $7.3 million USD in cash consideration and issued an aggregate of approximately 483,197 Class A Units of our Operating Partnership to the common stockholders of SS Toronto, consisting of Strategic 1031, LLC and SS Toronto REIT Advisors, Inc., affiliates of our Sponsor. We acquired the SS Toronto Properties subject to approximately $50.1 million CAD (approximately $38.4 million USD) in outstanding debt (as described further below), approximately $0.8 million in other net liabilities, and paid approximately $33.1 million USD to an affiliate of Extra Space as repayment of outstanding debt and accrued interest owed by SS Toronto, which equated to a combined value for the SS Toronto Properties of approximately $84.4 million USD (accounting for certain adjustments for net working capital and construction costs). No acquisition fee was paid to our Advisor for the Toronto Merger.

The terms of the Toronto Merger and the execution of the Toronto Merger Agreement were recommended by a special committee (the “Special Committee”) of our board of directors consisting of the Nominating and Corporate Governance Committee, the members of which were all of our independent directors. The Special Committee, with the assistance of its independent financial advisor and independent legal counsel, approved the transaction and determined that the Toronto Merger and the other transactions contemplated by the Toronto Merger Agreement were advisable and in the best interests of us, were fair and reasonable to us and were on terms and conditions not less favorable to us than those available from unaffiliated third parties. Additionally, as required by our charter, the Special Committee and our board of directors determined that (i) the total cost of the SS Toronto Properties to us (the “Toronto Cost”) did not exceed their current appraised value, and (ii) while the Toronto Cost exceeded the cost paid for the SS Toronto Properties by the affiliates of our Sponsor, (A) such excess was reasonable and (B) there was substantial justification for such excess based upon, among others, the following factors:

•	the amount of time that has elapsed since the purchase date and the corresponding changes in capitalization rates and exchange rates;

•	the increase in in-place rates for three of the SS Toronto Properties that were the highest occupied, along with corresponding increases in rental income, total revenue, and net operating income during the holding period of our Sponsor and its affiliates;

•	the significant increase in occupancy for two of the SS Toronto Properties that were under development during the holding period;

•	the development and lease-up risk taken by the Sponsor and its affiliates for two of the SS Toronto Properties during the holding period;

•	the amounts invested by the Sponsor and its affiliates towards the development of two of the SS Toronto Properties during the holding period;

•	the favorable property financing (as described below) obtained by the Sponsor and its affiliates during the holding period;

•	the size and quality of this portfolio within a concentrated geographic market in which we already own several properties would be difficult to acquire individually in third party transactions;

•	the independent appraisal of the SS Toronto Properties obtained in connection with the Toronto Merger; and

•	the fairness opinion obtained from an independent financial advisor in connection with the Toronto Merger.

In connection with the Toronto Merger, we entered into guarantees, dated as of February 1, 2017 (the “Guarantees”), under which we agreed to guarantee certain obligations of SS Toronto. The SS Toronto loans consist of (i) term loans totaling approximately $34.8 million CAD pursuant to promissory notes executed by SS Toronto in favor of Bank of Montreal on June 3, 2016, and (ii) mortgage financings in the aggregate amount of up to $17.7 million CAD pursuant to two promissory notes executed by subsidiaries of SS Toronto in favor of DUCA Financial Services Credit Union Ltd. on June 3, 2016.

Fees Paid to our Affiliates

Pursuant to the terms of the agreements described above, the following summarizes the related party costs incurred, paid and payable for the year ended December 31, 2017:

	Year Ended December 31, 2017
	Incurred	Paid	Payable
Expensed
Operating expenses (including organizational costs)	$1,090,366	$751,010	$345,864
Asset management fees	5,346,280	5,346,280	—
Property management fees(1)	5,285,082	5,285,082	—
Acquisition expenses	212,577	212,577	—
Additional Paid-in Capital	—	—	—
Sales commissions	966,516	966,516	—
Dealer Manager fee	353,167	513,881	—
Stockholder servicing fee(2)	299,299	690,272	2,620,040
Offering costs	33,466	33,466	—

Total	$13,586,753	$13,799,084	$2,965,904

(1)	During the year ended December 31, 2017, property management fees included approximately $3.2 million of fees paid to the sub-property manager of our properties. This includes the costs incurred related to the change in property management of approximately $0.8 million.
(2)	We pay our Dealer Manager an ongoing stockholder servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 1% of the purchase price per share of the Class T shares sold in the Primary Offering.

Extra Space Self Storage

In connection with the merger of SmartStop Self Storage into Extra Space, certain of our executive officers, including H. Michael Schwartz, Paula Mathews, Michael McClure and James Berg, received units of limited partnership interest in Extra Space Storage LP, the operating partnership for Extra Space, in exchange for units of limited partnership of SmartStop Self Storage Operating Partnership, L.P., the operating partnership for SmartStop Self Storage, owned by such executives. Accordingly, these executives could have faced conflicts of interest when making decisions relating to transactions involving Extra Space, including but not limited to the sub-property management agreements entered into with Extra Space for the management of our properties located in the United States.

WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON OR NOT, WE URGE YOU TO HAVE YOUR VOTE RECORDED. STOCKHOLDERS MAY SUBMIT THEIR PROXIES VIA MAIL USING THE ENCLOSED PROXY CARD AND ENVELOPE, VIA THE INTERNET AT WWW.PROXYPUSH.COM/SSTII OR VIA TELEPHONE AT 1-866-291-7284.

YOUR VOTE IS VERY IMPORTANT AND YOUR IMMEDIATE RESPONSE WILL HELP AVOID POTENTIAL DELAYS AND MAY SAVE US SIGNIFICANT ADDITIONAL EXPENSES ASSOCIATED WITH SOLICITING STOCKHOLDER VOTES.

PROPOSALS ON WHICH YOU MAY VOTE

PROPOSAL 1. ELECTION OF DIRECTORS

At the annual meeting, you and the other stockholders will vote on the election of all five members of our board of directors. Each person elected will serve as a director until our 2019 annual meeting of stockholders and until his or her successor is elected and qualified. Our board of directors has nominated the following people for re-election as directors:

•	H. Michael Schwartz

•	Paula Mathews

•	Timothy S. Morris

•	David J. Mueller

•	Harold “Skip” Perry

Each of the nominees is a current member of our board of directors. Detailed information on each nominee is provided on pages 17-21.

If any nominee becomes unable or unwilling to stand for re-election, our board of directors may designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.

Vote Required

Each director is elected by the affirmative vote of stockholders holding a majority of shares entitled to vote who are present in person or by proxy at the annual meeting, if a quorum is present. Votes are cast either in person or by proxy. There is no cumulative voting in the election of our directors. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote.

Recommendation

Our board of directors unanimously recommends a vote “FOR” each of the nominees listed for re-election as directors.

PROPOSAL 2. RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2018

The Audit Committee of our board of directors has appointed BDO USA, LLP to be our independent registered public accounting firm for the year ending December 31, 2018. Representatives of BDO USA, LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire. The representatives also will be available to respond to appropriate questions from the stockholders.

Although it is not required to do so, our board of directors is submitting the Audit Committee’s appointment of our independent registered public accounting firm for ratification by our stockholders at the annual meeting in order to ascertain the view of the stockholders regarding such appointment.

Vote Required

The affirmative vote of stockholders holding a majority of shares entitled to vote who are present in person or by proxy at the annual meeting, if a quorum is present, will be required to approve this proposal. Votes are cast either in person or by proxy. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote. In the event this matter is not ratified by our stockholders, the Audit Committee will reconsider whether or not to retain our independent registered public accounting firm at its next scheduled meeting.

Recommendation

Our board of directors unanimously recommends a vote “FOR” ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2018.

STOCKHOLDER PROPOSALS

Any proposal by a stockholder for inclusion in proxy solicitation materials for the next annual meeting of stockholders must be received by our Assistant Secretary, James Berg, at our offices no later than December 17, 2018 and must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. If a stockholder desires to present a proposal at the 2019 annual meeting, whether or not the proposal is intended to be included in the 2019 proxy materials, our bylaws require that the stockholder give advance written notice to our Assistant Secretary, James Berg, no earlier than December 17, 2018 and no later than January 16, 2019. Stockholders desiring to submit a proposal are advised to examine the Company’s bylaws, as they contain additional submission requirements.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of our board of directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holder.

STRATEGIC STORAGE TRUST II, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 12, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please vote by June 11, 2018

The undersigned stockholder of Strategic Storage Trust II, Inc., a Maryland corporation, hereby appoints Matt F. Lopez and Nicholas Look, and each of them as proxies, for the undersigned with full power of substitution in each of them, to attend the 2018 Annual Meeting of Stockholders of Strategic Storage Trust II, Inc. to be held on June 12, 2018 at 10:30 a.m. (PDT), at Disney’s Grand Californian Hotel & Spa, the Wisteria Meeting Room, 1600 Disneyland Drive, Anaheim, California 92802, and any and all adjournments and postponements thereof, with all power possessed by the undersigned as if personally present and to vote in their discretion on such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying proxy statement, which is hereby incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

This proxy is solicited on behalf of the Strategic Storage Trust II, Inc. Board of Directors. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting, including matters incident to its conduct.

When properly executed, this proxy will be voted as specified by the undersigned stockholder. If no voting instruction is given as to any item, this proxy will be voted “FOR” each of the nominees named in Item 1 and “FOR” Item 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED IN ITEM 1 AND “FOR” ITEM 2. IF NO SPECIFICATION IS MADE, SUCH PROXY WILL BE VOTED IN ACCORDANCE WITH THESE RECOMMENDATIONS.

1.	For the election of H. Michael Schwartz, Paula Mathews, Timothy S. Morris, David J. Mueller and Harold “Skip” Perry to serve as directors until the Annual Meeting of Stockholders of Strategic Storage Trust II, Inc. to be held in the year 2019 and until their successors are elected and qualified.

H. Michael Schwartz	☐ For	☐ Withhold

Paula Mathews	☐ For	☐ Withhold

Timothy S. Morris	☐ For	☐ Withhold

David J. Mueller	☐ For	☐ Withhold

Harold “Skip” Perry	☐ For	☐ Withhold

2.	For ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

☐  For                                         ☐  Against                                         ☐  Abstain

SIGN, DATE AND RETURN:

Note: Signature(s) should agree with the name(s) printed herein. When signing as attorney, executor, administrator, trustee or guardian, please give your full name as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date: /	/2018

If the stock is jointly owned, both parties must sign.

Date: /	/2018

YOUR VOTE IS IMPORTANT!

You can authorize the proxies to cast your vote and otherwise represent you at the Annual Meeting in one of three ways:

MAIL: Return the completed proxy card in the accompanying self-addressed postage-paid return envelope. Completed proxy cards must be received by June 11, 2018.

INTERNET: You may vote online at www.proxypush.com/SSTII until June 11, 2018 at 11:59 p.m. (PDT).

TELEPHONE: You may vote via telephone at 1-866-291-7284 until June 11, 2018 at 11:59 p.m. (PDT).

Important notice regarding the availability of proxy materials for the Strategic Storage Trust II, Inc. Annual Meeting of Stockholders to be held on June 12, 2018. The Annual Report and Proxy Statement for this meeting are available at www.proxypush.com/SSTII.

STRATEGIC STORAGE TRUST II, INC.	P.O. BOX 8035 CARY. NC 27512-9916

YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY:

INTERNET

Go To:	www.proxypush.com/SSTII

•	Cast your vote online.
•	Have your Proxy Card ready.
•	Follow the simple instructions to record your vote.

PHONE

Call 1-866-291-7284

•	Use any touch-tone telephone.
•	Have your Proxy Card ready.
•	Follow the simple recorded instructions.

MAIL

•	Mark, sign and date your Proxy Card.
•	Fold and return your Proxy Card in the postage-paid envelope provided with the address below showing through the window.

PROXY TABULATOR P.O. BOX 8035 CARY, NC 26512-9916

STRATEGIC STORAGE TRUST II, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 12, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Please vote by June 11, 2018

The undersigned stockholder of Strategic Storage Trust II, Inc., a Maryland corporation, hereby appoints Matt F. Lopez and Nicholas Look, and each of them as proxies, for the undersigned with full power of substitution in each of them, to attend the 2018 Annual Meeting of Stockholders of Strategic Storage Trust II, Inc. to be held on June 12, 2018 at 10:30 a.m. (PDT), at Disney’s Grand Californian Hotel & Spa, the Wisteria Meeting Room, 1600 Disneyland Drive, Anaheim, California 92802, and any and all adjournments and postponements thereof, with all power possessed by the undersigned as if personally present and to vote in their discretion on such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying proxy statement, which is hereby incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

This proxy is solicited on behalf of the Strategic Storage Trust II, Inc. Board of Directors. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, including matters incident to its conduct.

When properly executed, this proxy will be voted as specified by the undersigned stockholder. If no voting instruction is given as to any item, this proxy will be voted “FOR” each of the nominees named in Item 1 and “FOR” Item 2.

Note: Signature(s) should agree with the name(s) printed herein. When signing as attorney, executor, administrator, trustee or guardian, please give your full name as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If the stock is jointly owned, both parties must sign.	▶

Signature and Title, if applicable

Additional Signature (if held jointly)

Date:

PLEASE BE SURE TO SIGN AND DATE THIS CARD AND MARK ON THE REVERSE SIDE

Important Notice Regarding the Availability of Proxy Materials for the

Strategic Storage Trust II, Inc.

Annual Meeting of Stockholders to be held June 12, 2018.

The Annual Report and Proxy Statement for this meeting are available at:

www.proxypush.com/SSTII.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED IN ITEM 1 AND “FOR” ITEM 2. IF NO SPECIFICATION IS MADE, SUCH PROXY WILL BE VOTED IN ACCORDANCE WITH THESE RECOMMENDATIONS.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK. Example:

1.	For the election of H. Michael Schwartz, Paula Mathews, Timothy S. Morris, David J. Mueller and Harold “Skip” Perry to serve as directors until the Annual Meeting of Stockholders of Strategic Storage Trust II, Inc. to be held in the year 2019 and until their successors are elected and qualified.

		FOR	WITHHOLD
Nominees:

(1) H. Michael Schwartz

(2) Paula Mathews

(3) Timothy S. Morris

(4) David J. Mueller

(5) Harold “Skip” Perry

		FOR	AGAINST	ABSTAIN

2.	For ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the year ending December 31, 2018.

PLEASE BE SURE TO SIGN AND DATE THIS CARD ON THE REVERSE SIDE